FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

In the Matter of FRONTIER BANK EVERETT, WASHINGTON (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) ) ) )	ORDER TO CEASE AND DESIST Docket FDIC-09-080b

    Frontier Bank, Everett, Washington ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818(b)(1), and § 30.04.450 of the Revised Code of Washington, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Federal Deposit Insurance Corporation ("FDIC"), and with counsel for the Washington Department of Financial Institutions (“DFI”), dated March 18, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC and the DFI.

The FDIC and the DFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices.  The FDIC and the DFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and DFI Report of Examination (“ROE”) dated July 21, 2008:

(a) operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

(b) operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;

(c) operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

(d) operating with an inadequate loan valuation reserve;

(e) operating with a large volume of poor quality loans;

(f) engaging in unsatisfactory lending and collection practices;

(g) operating in such a manner as to produce low earnings; and

(h) operating with inadequate provisions for liquidity.

    IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1. The Bank shall have and retain qualified management.

(a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention.  Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio.  Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this ORDER;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the DFI Director of the Divisions of Banks ("Director") in writing when it proposes to add any individual to the Bank's Board or employ any individual as a senior executive officer.  The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

2. Within 30 days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

3.   (a) Within 60 days of the effective date of this ORDER, the Board shall develop a capital plan that shall be submitted to the Regional Director and the Director for review and comment.  Within 10 days of receipt of all such comments from the Regional Director and the Director, and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the meetings of the Board.  Thereafter, the Bank shall implement and fully comply with the capital plan.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Regional Director and the Director.  At a minimum, the program shall include:

(i) specific plans to achieve the capital levels required under the plan and this ORDER;

(ii) projections for asset growth and capital requirements, and such projections shall be based upon a detailed analysis of the Bank’s current and projected assets, liabilities, earnings, fixed assets, and off-balance sheet activities, each of which shall be consistent with the Bank’s strategic business plan;

(iii) projections for the amount and timing of the capital necessary to meet the Bank's current and future needs;

(iv) the primary source(s) from which the Bank will strengthen its capital to meet the Bank’s needs; and

(v) contingency plans that identify alternative sources of capital should the primary source(s) under (iv) above not be available.

4.    (a) Within 120 days from the effective date of this ORDER, the Bank shall increase its Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets, and shall thereafter maintain Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets.

(b) The level of Tier 1 capital to be maintained during the life of this ORDER, pursuant to subparagraph 4(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Director as determined at subsequent examination and/or visitations.

(c) For the purposes of this ORDER, the terms "Tier 1 capital" and "total assets" shall have the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

5. Within 60 days from the effective date of this ORDER, the Bank’s Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses.  For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified "Loss."  The policy shall provide for a review of the allowance at least once each calendar quarter.  Said review should be completed in order that the findings of the Bank’s Board with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and Income.  The review should focus on the results of the Bank's internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings.  The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review.  Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance for loan and lease loss policy established.  Such policy and its implementation shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

6.    (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset adversely classified “Substandard” or “Doubtful” in the ROE.  For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Director.  In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) In addition, the plan mandated by this provision shall also include, but not be limited to, the following:

(i) A schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii) Specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

(iii) A schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the allowance for loan and lease losses;

(iv) A provision for the Bank’s submission of monthly written progress reports to its board of directors; and

(v) A provision mandating board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the board of directors.

(c) The plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the ROE.

(d) The requirements of this paragraph do not represent standards for future operations of the Bank.  Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.  The plan may include a provision for increasing Tier 1 capital when necessary to achieve the prescribed ratio.

(e) The Bank shall, immediately upon completion, submit the plan to the Regional Director and the Director for review and comment.  Within 30 days from receipt of any comment from the Regional Director and the Director, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the board of directors.  Thereafter, the Bank shall implement and fully comply with the plan.

7.    (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected.  Subparagraph 7(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 ("FASB 15").

(b) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Doubtful" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(c) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(d) The Bank’s Board and/or loan committee shall not approve extending the maturity of any credit, or additional credit to a borrower in paragraphs (b) and (c) above without first collecting in cash all past due interest.

8.    (a) Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank's lending function, which policies shall include specific guidelines for placing loans on a non-accrual basis.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank's loan portfolio.  Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

(b) The initial revisions to the Bank's loan policy and practices, required by this paragraph, at a minimum, shall include the following:

(i) provisions, consistent with FDIC’s instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;

(ii) provisions which prohibit the capitalization of interest or loan related expense unless the Bank’s Board supports in writing and records in the minutes of the corresponding Bank’s Board meeting why an exception thereto is in the best interests of the Bank;

(iii) provisions which require complete loans documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower.  Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;

(iv) provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;

(v) provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;

(vi) provisions which establish standards for unsecured credit;

(vii) provisions which establish officer lending limits;

(viii) provisions that require extensions of credit to any of the Bank's executive officers, directors, or principal shareholders, or to any related interest of such persons, to be approved in advance by a majority of the entire Bank’s Board in accordance with section 215.4(b) of Regulation O of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 215.4(b);

(ix) provisions which prohibit the issuance of standby letters of credit unless the letters of credit are fully secured by readily marketable collateral and/or are supported by current and complete financial information;
(x) provisions that directors first determine that the lending staff has the expertise necessary to properly supervise construction loans and that adequate procedures are in place to monitor any construction involved before funds are disbursed;

(xi) provisions which prohibit concentrations of credit in excess of 25 percent of the Bank's total equity capital and reserves to any borrower and that borrower's related interests;

(xii) provisions which require the preparation of a loan "watch list" which shall include relevant information on all loans which are classified "Substandard" and "Doubtful" in the ROE dated July 21, 2008, or by the FDIC or DFI in subsequent Reports of Examination and all other loans which warrant individual review and consideration by the Bank’s Board as determined by the loan committee or active management.  The loan "watch list" shall be presented to the Bank’s Board for review at least monthly with such review noted in the minutes; and

(xiii) the Bank’s Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned.  The procedures adopted shall be reflected in minutes of a Bank’s Board meeting at which all members are present and the vote of each is noted.

9.    (a) Within 30 days from the effective date of this ORDER, the Bank shall revise its Concentration Policy to limit concentrations for Commercial Real Estate (“CRE”) and Acquisition, Development, and Construction (“ADC”) loans in order to comply with the following:  (i) Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A; (ii) Financial Institution Letter (FIL)-104-2006, Commercial Real Lending Joint Guidance, dated December 12, 2006; and (iii) the FDIC Order Granting Deposit Insurance to the Bank, dated April 27, 2006.   The Bank’s Concentrations Policy and its implementation shall be acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

(b) Within 30 days from the effective date of this ORDER, the Bank shall develop a written plan for systematically reducing the amount of CRE and ADC loans in compliance with the revised Concentration Policy required by subparagraph 9(a) of this ORDER.  The Bank shall not make any new CRE or ADC loans unless:  (i) the loans are in compliance with the written plan required by this subparagraph; (ii) the loans are in compliance with the provisions of subparagraph 7(d) of this ORDER; and (iii) the loans are approved by the Board.  The plan and its implementation shall be acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations

10. Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to control overhead and other expenses and restore the Bank's profitability.  The plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

11. Within 30 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy.  Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

12. Within 30 days from the effective date of this ORDER, the Bank shall submit to the Regional Director and the Director a liquidity and funds management plan to reduce the Bank’s reliance on non-core funding sources, including brokered deposits and borrowings, and reduce the Bank’s Non Core Funding Dependency ratio.  The plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

13. The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director.  In addition, the Bank shall limit the payment of any management, consulting or other fees or funds of any nature, directly or indirectly, to or for the benefit of the Bank’s holding company on behalf of, or for the benefit of the Bank, to those fees that have been authorized in writing by the Regional Director and the Director.

14. Within 30 days of the end of the first calendar quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Report of Condition and the Bank's Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Director have released the Bank in writing from making further reports.

15. Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

This ORDER will become effective upon its issuance by the FDIC and the DFI.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the DFI.

Pursuant to delegated authority.

Dated at San Francisco, California, this 20 day of March, 2009.

J. George Doerr	Brad Williamson
Deputy Regional Director	Director
Division of Supervision and Consumer Protection	Division of Banks
San Francisco Region	Washington Department of Financial
Federal Deposit Insurance Corporation	Institutions